UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: March 27, 2006

(Date of earliest event reported)

SUPPORTSOFT, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30901	94-3282005
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

575 Broadway, Redwood City, California 94063

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 556-9440

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

In connection with the appointment of Mr. Owyang as Chief Financial Officer and Senior Vice President of Finance and Administration as announced on March 13, 2006, the Company and Mr. Owyang amended Mr. Owyang’s original employment agreement, effective March 27, 2006 (the “Agreement”). The Agreement provides for an annual base salary for Mr. Owyang of $250,000. In addition, he is entitled to a target annual cash bonus equal to 50% of his annual base salary. The actual amount of any such cash bonus is based on individual and company performance. The Agreement also provides Mr. Owyang with a grant of an option to purchase 175,000 shares, vesting monthly over 48 months. This grant is in addition to the option to purchase 215,000 shares he has received through his employment in previous roles with the Company. The Agreement also provides that in the event of a termination of his employment by the Company without cause, Mr. Owyang would receive six months of base salary and pro-rated bonus and if such termination followed a change of control of the Company, Mr. Owyang would also be entitled to vest in 50% of any remaining unvested shares underlying his stock option grants. This summary description is qualified in its entirety by reference to the Agreement, which is attached to this Form 8-K as Exhibit 10.1, and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.1    Ken Owyang’s employment agreement as amended, effective March 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated March 31, 2006

SUPPORTSOFT, INC.

By:	/s/ KEN OWYANG
Ken Owyang
Chief Financial Officer and Senior Vice President of Finance and Administration
(Principal Financial Officer and Chief Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description
10.1	Ken Owyang’s employment agreement as amended, effective March 27, 2006.